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                                                                     Exhibit 3.2
                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            TRITON PCS HOLDINGS, INC.

      TRITON PCS HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

      FIRST: Pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted in accordance with Section 242 of the DGCL setting forth proposed amendments of the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and recommending that the stockholders of the Corporation consider such resolutions. The resolutions setting forth the proposed amendments are as follows:

      "RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Section 4.1 thereof so that, as amended, said Section shall be and read as follows:

                  4.1 Classes of Stock. The total number of shares of all
            classes of stock which the Corporation shall have authority to issue is 17,000,000, consisting of (a) 7,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), including 1,000,000 shares designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), 2,000,000 shares designated "Series B Preferred Stock" (the "Series B Preferred Stock"), 3,000,000 shares designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), and 1,000,000 shares designated "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and (b) 10,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 4.10)."

      and

      "RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Section 4.5(h) thereof so that, as amended, said Section shall be and read as follows:
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                  (h) Redemption. The Series C Preferred Stock is not redeemable without the prior written consent of (i) all holders of the outstanding shares of Series C Preferred Stock, (ii) all holders of the outstanding shares of Series D Preferred Stock, and (iii) the prior written consent of any other holders of the Corporation's capital stock that may be required pursuant to this Restated Certificate of Incorporation (including, without limitation, pursuant to the provsions contained in Section 4.3(c)(ii) hereof)."

      SECOND: Pursuant to a Consent of the Stockholders of the Corporation, such amendments were duly adopted in accordance with Section 228 of the DGCL.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer, this 27th day of November 1998.

                                       TRITON PCS HOLDINGS, INC.


                                       By: /s/ David D. Clark
                                          -------------------------------------
                                          David D. Clark, Senior Vice President